Exhibit 10.107

Execution Version

EMPLOYEE LEASING AGREEMENT

This Employee Leasing Agreement (this “Agreement”), is made and entered into effective as of October 3, 2019 (the “Effective Date”) by and between TheMaven, Inc., a Delaware corporation (“Lessee”) and Meredith Corporation, an Iowa corporation (“Lessor”) (together with Lessee and Buyer, the “Parties,” and each individually, a “Party”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement (defined below).

RECITALS

WHEREAS, Lessor, ABG-SI LLC, a Delaware limited liability company (“Buyer”) and certain related parties entered into an Asset Purchase Agreement dated May 24, 2019 (“Purchase Agreement”) pursuant to which Buyer has acquired from Lessor and its Affiliates certain Acquired Assets relating to the Lessor’s “Sports Illustrated” Business (as defined in the Purchase Agreement);

WHEREAS, in connection with an agreement between Lessee and Buyer, and to facilitate the transfer of Acquired Assets pursuant to the Purchase Agreement, Buyer has requested that Lessor enter into this Agreement with Lessee;

WHEREAS, Lessor, through its Affiliates, currently employs those individuals identified on Exhibit A attached hereto and incorporated herein by this reference and who are Business Employees (as defined in the Purchase Agreement) that provided service relating to the Business (together with such other employees hired hereunder during the Term as provided herein (as hereinafter defined), the “Employees”);

WHEREAS, Lessee shall not assume any obligations of Lessor’s or any Affiliates of Lessor’s under any collective bargaining agreement associated with any Employees; and

WHEREAS, Lessor has agreed to employ the Employees (through its Affiliates) for a limited transition period after the Closing and to lease the Employees to Lessee during such period.

AGREEMENT

In consideration of the foregoing, the mutual covenants herein contained and other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged by the Parties by their execution hereof), effective as of the Effective Date the Parties agree as follows.

1. Employment of the Employees. Lessor shall employ the Employees throughout the Term and shall provide all wages and all benefits to the Employees during the Term in accordance with this Agreement, including without limitation, Section 7 hereof. The Parties understand and recognize that certain Employees are employed at will by Lessor, certain Employees are employed by Lessor or Affiliates of Lessor subject to the terms and conditions of a collective bargaining agreement, and the persons identified as Employees on Exhibit A hereto may change from time to time pursuant to the terms of this Agreement. The Parties agree that such changes shall not affect the validity of this Agreement. The Parties understand and recognize that the employer entity of the Employees may be an Affiliate of Lessor and that Affiliates of Lessor may perform the obligations of Lessor under this Agreement.

Upon the mutual agreement of the Parties, the Lessor may terminate Employees during the Term, including upon reasonable request by Lessee, and any severance owed to the Employee shall be governed by Section 7(c) of this Agreement. Lessor may also terminate Employees during the Term in accordance with its personnel policies and practices, provided that Lessor shall notify Lessee prior to any such termination. Lessee shall have no responsibility for severance or any other costs resulting from such termination. Upon the mutual agreement of the Parties, additional Employees may be hired by Lessor and treated as Employees hereunder as of the date of hire. Lessee shall have no authority to cause Lessor to hire additional Employees without Lessor’s consent. Employees whose employment terminates in accordance with this Agreement will be deemed removed from Exhibit A. The Parties shall update Exhibit A from time to time to reflect updates to the list of Employees. Exhibit A further indicates certain Employees that are expected to be terminated prior to the end of the Term, per Lessee’s request (the “Delayed Leavers”). During the Term, Lessee shall have reasonable access to the employee records of the Employees, subject to applicable Law. It is understood and agreed that as between Lessee and Lessor Employees will devote their full time and all efforts to providing services relating to the Business during the Term.

2. Place of Performance. All work and services by the Employees hereunder will be performed at those post-Closing business locations of Lessor or Lessee which correspond with the locations of the Lessor’s business prior to the Effective Date or at such other place as may be reasonably designated by mutual agreement of Lessor and Lessee. If such locations are leased in whole or in part by Lessee or its Affiliates, such leasehold shall be maintained at Lessee’s sole cost and expense and will be maintained and/or equipped as necessary for the reasonable and safe performance by the Employees of their duties in material compliance with the terms of the applicable Real Property Lease and in material compliance with occupational health and safety requirements of the jurisdiction where such business locations are located.

3. Supervision. During the Term, Lessee shall have the authority to designate tasks to be performed by the Employees related to the Business, and shall have the authority to instruct and oversee Employees in the manner, means and method of accomplishing such work to be performed. Lessor agrees to follow Lessee’s reasonable instructions as to the day to day management of the Employees and to instruct Employees to comply with Lessee’s reasonable instructions.

4. Status of Leased Employees. It is the intention of the Parties that during the Term, the Employees shall be treated as employees of Lessor for all applicable requirements under applicable Law, and that the Employees not be employees of Lessee. Lessor shall be responsible for maintaining payroll records, employment eligibility forms, personnel files, medical files, workers’ compensation records, unemployment compensation records, and other documents pertaining to the Employees in accordance with applicable law.

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5. Insurance Coverage. During the Term, Lessor or Affiliates of Lessor shall maintain insurance coverage, including for employee practices liability, workers’ compensation, disability and unemployment insurance, related to or associated with the employment of the Employees at levels and coverage types (excluding automobile insurance) maintained by Lessor or Affiliates of Lessor with respect to the Employees immediately prior to the Effective Date. During the Term, Lessee shall obtain and maintain automobile insurance providing coverage (at levels comparable to other Lessee Affiliate employees) with respect to any Employee prior to such Employee’s using a vehicle owned or rented by Lessee during the Term. In each case, insurance proceeds received by Lessor with respect to any Employee shall be taken into account in accordance with Section 11(a) in determining the amount of Losses indemnifiable by Lessee.

6. No Assumption of Liabilities. No Party is assuming or responsible for any obligation or liability of any other Party as a result of this Agreement, including, but not limited to, the assumption of any of Lessor’s or any Affiliates of Lessor’s collective bargaining obligations associated with any Employees, except as may be otherwise specifically provided herein.

7. Payments to Employees; Obligations Upon Termination.

a.	Wages. Subject to the other provisions of this Agreement, Lessor acknowledges and agrees that it is responsible for and will pay (in accordance with its customary biweekly (or monthly, as applicable) payroll practices) all wages, at the rates in effect as of the Effective Date, and associated federal, state and local payroll taxes and social taxes (including any social security contributions) related to or associated with the employment of the Employees during the Term in any jurisdiction. For purposes of this Section 7(a), wages shall include, any annual incentive or short-term incentive bonus payments, sick pay and accrued paid time off (including but not limited to vacation) in each case to the extent that such costs are actually incurred by Lessor during the Term. Lessor will pay such amounts directly to the Employees or the appropriate agency, division or department, as applicable.

b.	Employee Benefits. During the Term, Lessor or Affiliates of Lessor shall continue to maintain employee benefit and fringe benefit plans, programs and arrangements substantially as in effect as of the Effective Date with respect to the Employees, including contributions under Lessor’s 401(k) savings plan, and continue to provide Employees with such employee benefits and fringe benefits as authorized and provided pursuant to those plans, programs and arrangements as of such date, or as thereafter amended (“Benefits”).

c.	Payments Upon Termination. In the event that any Employee’s employment by Lessor is terminated during or at the expiration of the Term:

i.	With respect to the Delayed Leavers (provided such Delayed Leavers’ employment is terminated during the Term as expected), and with respect to any Employee receiving an offer of employment from Lessee on terms consistent with those set forth in this Agreement with employment to begin on January 2, 2020, Lessor shall be responsible for an amount in cash equal to (i) all vacation entitlements earned by such Employee that are required to be paid on January 2, 2020 pursuant to applicable Law or Lessor’s policy and (ii) any severance pay to which such Employee may be entitled under any Employee Benefit Plan.

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ii.	With respect to any Employee who is terminated by either Party for Cause, Lessee shall not be obligated to pay such Employee (i) any vacation entitlements earned by such Employee that are required to be paid on January 1, 2020 pursuant to applicable Law or Lessor’s policy and (ii) any severance pay to which such Employee may be entitled under any Employee Benefit Plan. For purposes of this provision, the term Cause shall mean: (x) refusal by Employee to materially perform the Employee’s job duties; (y) a violation of Company’s equal employment opportunity, non-discrimination or anti- harassment policies; or (z) any act of moral turpitude, fraud or misappropriation.

iii.	With respect to any Employee, other than a Delayed Leaver, who is terminated at the request of Lessee during the Term (including as a result of Lessee terminating this Agreement prior to January 2, 2020) or who receives an offer of employment from Lessee on terms that are not consistent with those set forth in this Agreement, Lessee shall be responsible for, and shall either make the payment or advance to Lessor for payment, an amount in cash equal to (A) all vacation entitlements earned by such Employee that are required to be paid in connection with such termination pursuant to applicable Law and (B) any severance pay to which such Employee may be entitled under any Employee Benefit Plan ((A) and (B) collectively the “Lessee Termination Payments”); provided, however, that if the Employee is terminated by Lessor in accordance with its personnel policies and practices or for Cause, Lessee shall not be obligated to pay the Lessee Termination Payments.

d.	Retention As Independent Contractor Without Severance Obligation On Lessee. Both during and after the Term, Lessee may retain Scott Price, Ben Reiter, Brian Strauss or Bryce Wood as an independent contractor without assuming any obligation to pay those individuals severance pay or any other form of compensation or benefits under any Employee Benefit Plan, and that any such obligations shall be satisfied by Lessor.

8. Fees; Lessee’s Payment Timing; Invoicing; Reconciliation.

a.	Fees; Lessee’s Payment Timing. On a monthly basis (as more particularly specified below), Lessee agrees to pay Lessor by wire transfer of immediately available funds into an account controlled by Lessor the full amount of: (i) the wage-related payments to be made by Lessor pursuant to Section 7(a) of this Agreement and which relate to Lessor’s next biweekly (or monthly, as applicable) payroll period, including for the avoidance of doubt any vacation, annual incentive or short-term incentive bonus payments related to work performed during the Term (i.e., Lessee shall not be responsible for paying bonuses related to work performed before the Effective Date that are actually paid during the Term); (ii) the estimated cost of the Benefits to be provided to the Employees during the applicable calendar month of the Term in accordance with Section 7(b) of this Agreement, based on an estimate of Actual Employment Costs (as defined below) and the Lessor’s historic costs of providing such Benefits; provided, that, in the case of the Lessor’s self-insured medical, prescription drug and dental plans the estimated cost may, at the discretion of the Lessor, be equal to (A) the COBRA premiums that would have been charged to the Employees who participate in such self-insured medical, prescription drug and dental plans during such month, had they incurred a COBRA qualifying event on the Effective Date and timely elected COBRA continuation coverage, less (B) the amounts deducted from such Employees’ pay for coverage under such plans during such month; (iii) Lessor’s or its Affiliates’ estimated cost of the Lessee Termination Payments made in accordance with Section 7(c); and (iv) Lessor’s or its Affiliates’ estimated cost of the insurance coverage to be provided to the Employees during the applicable calendar month of the Term in accordance with Section 5 of this Agreement, based on current premium rates (each a “Monthly Fee” and collectively, for the entire Term, the “Total Lease Fee”). Lessor and Lessee agree that the first $4 million of the Total Lease Fee has been prepaid.

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b.	Invoicing. Not less than ten (10) business days following each calendar month during the Term, Lessor shall provide Lessee a monthly invoice estimating the amount of each Monthly Fee owed during that calendar month in accordance with Section 8(a) of this Agreement and describing each item described in Section 8(a)(i), (ii), and (iii) above and including any applicable reconciliations in accordance with Section 8(c) of this Agreement. Lessor and Lessee agree that: (i) any amount of the Total Lease Fee in excess of the $4 million prepayment will be invoiced and paid within 30 days of receipt of the invoice; and (ii) any amount of the Total Lease Fee that is less than the $4 million prepayment shall be refunded back to Lessee within 30 days of the invoice (or such shortfall may be used as a credit against other invoices payable by Lessee to Lessor).

c.	Reconciliation.

i.	The costs for wages set forth in Section 7(a), plus the costs for contributions under Lessor’s 401(k) or similar savings plan, shall be established based on the actual costs related to the individual Employees during the Term. All other costs, including costs for benefits set forth in Section 7(b) (other than contributions under Lessor’s 401(k) savings or similar plan accounted for in the previous sentence), may, at the discretion of Lessor, be established by either (i) the actual costs related to the individual Employees during the Term, or (ii) an amount equal to the deemed costs attributable to an Employee, where the deemed costs are equal to fifteen percent (15%) of the aggregate amount paid to such employee pursuant to Section 7(a) of this Agreement. The costs determined by the methods set forth in the foregoing sentences shall be the “Actual Employment Costs” for the purposes of this Agreement.

ii.	If during the Term, Lessor identifies that any Monthly Fee paid by Lessee was in excess of or less than Lessor’s Actual Employment Costs during the corresponding monthly payroll period to which such Monthly Fee related, Lessor shall describe such underpayment or overpayment on the next invoice provided by Lessor to Lessee and the Monthly Fee to which such invoice relates shall be increased or decreased to reflect any such underpayment or overpayment as appropriate. Lessor shall promptly provide documentation supporting any such underpayment or overpayment upon Lessee’s reasonable request.

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iii.	Within ninety (90) days after the end of the run-off period, or earlier, Lessor shall provide Lessee with documentation demonstrating Lessor’s Actual Employment Costs related to the employment of the Employees (including for costs related to Lessor’s self-insured medical, prescription drug and dental plans) during the Term or COBRA coverage period, along with the calculation of the Shortfall Amount (as defined below) or the Excess Amount (as defined below) (the “Actual Employment Costs Notice”). For purposes of this Agreement, Actual Employment Costs may, at the discretion of Lessor in accordance with Section 7(c)(i), include wages, Benefits and other ancillary employment-related costs, including, without limitation, costs of insurance coverage related to the Employees and all Taxes related to or associated with the employment of the Employees in any jurisdiction. Notwithstanding anything set forth in this Agreement to the contrary, Lessor’s Actual Employment Costs for providing coverage to Employees under its self-insured medical, prescription drug and dental plans may, at the discretion of Lessor in accordance with Section 7(c)(i), include (a) the aggregate claims that were incurred by such self-insured medical, prescription drug and dental plans for claims incurred by Employees or their eligible dependents during the Term (or COBRA coverage period, if applicable), plus (b) the administrative service fees charged with respect to Employees during the Term (or COBRA coverage period, if applicable) under the administrative services agreement for the self- insured medical, prescription drug and dental plans, plus (c) the portion of the stop-loss premium payments paid by Lessor that were attributable to coverage of the Employees under the stop-loss policy applicable to the self-insured medical, prescription drug and dental plans during the Term (or COBRA coverage period, if applicable), minus (d) the amounts deducted from the Employees’ pay for coverage under such self-insured medical, prescription drug and dental plans during the Term (or COBRA coverage period). A claim is considered to be incurred for this purpose upon the rendering of health services or upon the purchase of a drug or supply giving rise to such claim. If Lessor’s Actual Employment Costs exceed the Total Lease Fee, Lessee shall pay Lessor the amount by which the Actual Employment Costs exceed the Total Lease Fee (the “Shortfall Amount”) by wire transfer in immediately available funds into an account controlled by Lessor within twelve (12) days after receiving the Actual Employment Costs Notice. Alternatively, if the Total Lease Fee exceeds Lessor’s Actual Employment Costs, Lessor shall pay Lessee the amount by which the Total Lease Fee exceeds the Actual Employment Costs (the “Excess Amount”) by wire transfer in immediately available funds into an account controlled by Lessee within twelve (12) days after providing the Actual Employment Costs Notice. Lessee shall have the right to review Lessor’s data and calculations related to its calculation of the Actual Employment Costs and any Shortfall Amount or Excess Amount and, to the extent either Lessor or Lessee disputes its obligation to pay any Shortfall Amount or Excess Amount, as the case may be, Lessor and Lessee shall act in good faith to resolve such dispute and adjust the Total Lease Fee paid by Lessee hereunder. In addition, for purposes of this Agreement, any Shortfall Amount or Excess Amount shall be calculated in a manner that takes into account any reconciliations with respect to any Monthly Fee calculated in accordance with Section 8(c)(ii) of this Agreement and which has already been paid or reimbursed at the time of such calculation.

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iv.	The run-off period for medical, dental and prescription drug claims incurred during the Term, or during the COBRA coverage period, if applicable, but not submitted to the plans and/or the Lessor for payment or reimbursement during the Term or COBRA coverage period, as applicable, will cease twelve (12) months after the end of the Term or end of the COBRA coverage period (such that claims that are submitted to the plans or to the Lessor during the applicable run-off period will be considered an Actual Employment Cost of Lessor and reimbursable hereunder). Lessor shall provide Lessee with documentation for such run-off claims (including the application of any stop loss insurance coverage) within thirty (30) days following the end of the run-off period. The appropriate Party shall pay the other Party any additional amount owed in respect of the run-off claims (taking into account any previous reconciliations and payments made pursuant to this Section 8) by wire transfer in immediately available funds into an account controlled by the payee Party within twelve (12) days after Lessor provides such documentation and reconciliation calculation.

v.	With respect to any Employees (other than Delayed Leavers, Employees terminated by either Party for Cause, and Employees terminated at the request of Lessor) or their covered dependents who elect COBRA coverage during the Term, Lessee will pay the costs associated with such coverage as set forth in this Agreement through the period that any such Employees or their covered dependents are covered by COBRA.

9. Third Party Beneficiaries. Nothing expressed by or mentioned in this Agreement is intended or shall be construed to create any third party beneficiary or other rights in any Employee (including any beneficiary or dependent thereof) to employment with Lessee or any of its Affiliates, and nothing in this Agreement shall create any such rights in any such Employee in respect of any benefits or other compensation that may be provided, directly or indirectly, under any employee benefit plans of Lessor, Lessee, or any of their respective Affiliates. Nothing in this Agreement shall be construed to (i) amend, establish or terminate, or prohibit the amendment or termination of, any employee benefit plan of Lessor, Lessee or any of their respective Affiliates or (ii) require Lessee to employ any Employee following the end of the Term for any particular time, subject to Section 12.

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10. Tax Returns. Lessor will prepare and file all tax returns required to be filed by Lessor as a result of Lessor’s employment of the Employees during the Term (including withholding tax returns and unemployment tax returns).

11. Indemnification.

a.	Indemnification by Lessee. Subject to Section 11(b), Lessee assumes the risk of all damage, loss, cost and expense associated in any way with the Employees’ performance of their job duties during the Term and being the employer of the Employees during the Term. Lessee hereby agrees to indemnify Lessor and its Affiliates and assigns and to hold Lessor and such Affiliates and assigns harmless from and against any and all liabilities, damages, costs, compensation, losses, expenses, fines, penalties and attorneys’ fees of any kind (collectively referred to as “Losses”) that may accrue to or be sustained by Lessor or such Affiliates or assigns during or relating to the Term (whether asserted during or after the Term) on account of any claim, demand, charge, suit, action, investigation or proceeding made or brought against Lessor or such Affiliates or assigns by any person or entity related to or arising from: (i) Lessee’s failure to comply with any of its obligations under this Agreement; (ii) matters relating to the Employees’ performance of their job duties during the Term and being the employer of the Employees during the Term; (iii) matters relating to the employment of the Transferred Employees by Lessee after the Term; or (iv) the ownership or operation of the Lessee’s business (or any other location at which Employees perform services pursuant to this Agreement) after the Second Closing. The foregoing indemnifications shall survive the termination of this Agreement. Notwithstanding the foregoing, Lessee’s indemnification obligations pursuant to this Section 11 shall not apply to the extent of any liabilities, damages, costs, compensation, losses, expenses, fines, penalties or attorneys’ fees arising out of or resulting from Lessor’s (or its employees other than the Employees) gross negligence or willful misconduct or Lessor’s failure to comply with any of its obligations hereunder. The determination of the amount of Losses indemnifiable by Lessee shall take into account the application of any insurance proceeds received by Lessor, participant contributions received by Lessor, and payments made to Lessor by Lessee under other provisions of this Agreement.

b.	Indemnification by Lessor. Lessor assumes the risk of all damage, loss, cost and expense associated in any way with the employment of, or rendering of services by, the Employees prior to the Effective Date. Lessor hereby agrees to indemnify Lessee and its Affiliates and assigns, and to hold Lessee and such Affiliates and assigns harmless from and against any and all Losses that may accrue to or be sustained by Lessee or such Affiliates and assigns during or relating to the Term (whether asserted during or after the Term) on account of any claim, demand, charge, suit or action, investigation or proceeding made or brought against Lessee or such Affiliates or assigns by any person or entity related to or arising from: (i) Lessor’s failure to comply with any of its obligations under this Agreement, or (ii) Lessor’s (or its employees other than the Employees) gross negligence or willful misconduct; provided, however, that the gross negligence or willful misconduct of the Employees shall not be deemed to be the gross negligence or willful misconduct of Lessor.

c.	Limitation of Liability. Without limiting either party’s indemnification obligations (including to the extent any Losses are required to be paid to a third party), neither Lessor nor Lessee shall have any liability for consequential, special, incidental or punitive damage incurred by any other Party or any of its Affiliates or any third party (even if any such Party has been advised of the possibility of such damages), whether based on contract, tort or any legal theory, arising out of or related to this Agreement or the transactions contemplated herein.

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12. Employment of Lessor’s Employees at Termination.

a.	Offers. At least seven (7) days prior to the end of the Term, Lessee, at the behest of Buyer, shall make written offers of employment to each of the Employees, providing each such employee with an offer of a comparable position to which the employee had during the Term and with terms consistent with this Section 12 and effective as of the end of the Term. Any Employee who accepts Lessee’s offer of employment and becomes an employee of Lessee is referred to herein as a “Transferred Employee.”

b.	Employment Terms. Lessee shall provide to each Employee, other than any Delayed Leaver, an offer of employment effective as of the end of the Term which includes: (i) a base salary at a rate that is equal to at least the base salary provided to such Transferred Employee during the Term, and (ii) employment at a worksite that is no greater than fifty (50) miles from the Transferred Employee’s worksite during the Term. Moreover, other than as set forth in (i) and (ii) of the previous sentence, the terms and conditions offered to an Employee shall be in the sole discretion of Lessee, and Lessee shall not be obligated to offer equivalent terms and conditions of employment as Lessor provided to the Employee (including, but not limited to, bonus plans, severance, health- care, 401k and any other benefits), for so long as all Transferred Employees receive health and welfare benefits which are substantially similar to those offered to any similarly situated employee of Lessee.

c.	Employee Records Transfer. Following the Term, Lessee may request from any Transferred Employee such Transferred Employee’s written request and consent to Lessor’s transfer to Lessee of such Transferred Employee’s official personnel file to the extent maintained by Lessor (“Employee Records Consent”). Upon receiving an Employee Records Consent, Lessor shall promptly deliver a copy of the applicable official personnel file to Lessee, to the extent permitted by applicable law

13. Late Payments. Any amount due Lessor or Lessee hereunder and which is not paid when due shall bear interest at the prime rate (as published from time to time in The Wall Street Journal) plus two percent (2%) from such due date until paid in full. Such late charges shall be in addition to any other remedies available under this Agreement or otherwise.

14. Compliance with Laws. Each of Lessor and Lessee agrees to comply in all material respects with, and will cause its employees, agents and representatives to comply in all material respects with, all applicable Laws regarding the Employees. Neither Lessor nor Lessee may discriminate against the Employees on the basis of national origin, race, color, religion, age, disability, sex or any other class protected by applicable Law.

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15. HIPAA and Data Protection. Lessor and Lessee agree that each of the Parties shall perform its obligations under this Agreement in compliance with the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act, and their implementing regulations, as amended from time to time (“HIPAA”). For the purposes of this Agreement, Lessee will designate any Employees who have or will have access to protected health information (as defined under HIPAA) as members of Lessee’s “workforce” (as defined under HIPAA).

Lessor and Lessee agree that each of the Parties shall perform its obligations under this Agreement in compliance with all applicable Laws, including civil and common law, statute, subordinate legislation, treaty, binding regulations, directive, decision, by law, ordinance, code, order, decree, injunction or judgement of any regulator or government entity or court which relates to data privacy or data protection and are in force from time to time.

16. Term; Termination.

a.	This Agreement shall be effective for the period commencing on the Effective Date and ending at 12:01 a.m. (Des Moines, Iowa time) on January 2, 2020 (such period of time, or until such earlier termination of this Agreement, the “Term”). Notwithstanding the preceding sentence, this Agreement shall continue to be effective with respect to any Employee whose shift continues past 12:01 a.m. (Des Moines, Iowa time) on the last day of the Term until the end of any such Employee’s shift on the last day of the Term at which time the “Term” of this Agreement will expire. Lessee may elect to terminate this Agreement earlier upon reasonable advance notice to Lessor, and the Parties will cooperate in good faith to manage an orderly transition.

b.	Subject to the provisions of Section 7(c), Lessor may terminate this Agreement in the event Lessee fails to make any payment due by it to Lessor hereunder and such failure to pay remains uncured upon the expiration of fifteen (15) calendar days following Lessee’s receipt of written notice thereof. Any expiration or termination of this Agreement does not affect any amounts owed by Lessee to Lessor hereunder through such expiration or termination date, or any indemnification obligation of Lessee hereunder, which indemnification obligations shall survive the expiration or termination of this Agreement.

c.	The Parties may terminate this Agreement at any time upon mutual agreement.

17. Miscellaneous.

a.	Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof. This Agreement may not be amended other than by written instrument signed by the Parties.

b.	Specific Performance. The Parties acknowledge and agree that each Party shall be entitled to seek specific performance of any of the provisions of this Agreement in addition to any other legal or equitable remedies to which such Party may otherwise be entitled for a failure by the other Party to perform its obligations set forth in this Agreement.

c.	Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions related hereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

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d.	Jurisdiction and Venue. Each of the Parties (i) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has jurisdiction, any state court of the State of Delaware having jurisdiction, in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 17(h). Nothing in this Section 17(d), however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

e.	Remedies. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including Buyer’s obligation to consummate the transactions). Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

f.	Survival. Notwithstanding anything to the contrary in this Agreement, the provisions contained in Sections 6, 8, 9, 11, 13, 16 and 17 of this Agreement shall survive the expiration or termination of this Agreement.

g.	Expenses. Each Party shall bear and pay its own costs and expenses relating to the preparation of this Agreement and to the transactions contemplated by, or the performance of or compliance with any condition or covenant set forth in, this Agreement.

h.	Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand, overnight courier or given by E-mail (to the E-mail address provided by the relevant party) provided that any notice delivered by E-mail must be confirmed by the recipient to be received under this Section 17(h), or mailed by first class, certified or registered mail, return receipt requested, postage prepaid:

If to Lessor, to:

Meredith Corporation 1716 Locust Street Des Moines, IA 50309

Attention: John S. Zieser, Chief Development Officer,

General Counsel and Secretary

or at such other address as may be furnished in writing by Lessor to Lessee and Buyer;

If to Lessee:

TheMaven, Inc.

1500 Fourth Avenue, Suite 200

Seattle, WA 98101 Attention: Legal Department Email: legal@maven.io with a copy (which shall not constitute notice) to: Hand Baldachin & Associates LLP

8 West 40th Street, 12th Floor New York, NY 10018 Attention: Alan Baldachin

E-mail: abaldachin@hballp.com

or at such other address as may be furnished in writing by Lessee to Lessor and Buyer.

Except as otherwise provided in this Agreement, all notices and communications hereunder shall be deemed to have been duly given (i) when transmitted by E-mail and confirmed, (ii) when personally delivered or upon receipt when delivered by overnight courier or mail, in each case given or addressed as aforesaid.

i.	No Joint Venture or Partnership. The Parties agree that nothing contained herein is to be construed as making the Parties joint employers of the Employees, joint venturers or partners.

j.	Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of Delaware, and for all purposes shall be construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

[SIGNATURES ON FOLLOWING PAGE; REMAINDER OF PAGE IS BLANK.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

LESSOR:

MEREDITH CORPORATION

By:	/s/ Joseph H. Ceryanec
Name:	Joseph H. Ceryanec
Its:	Chief Financial Officer

[Signature Page to Employee Leasing Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

LESSEE:

THEMAVEN, INC.

By:	/s/ James Heckman
Name:	James Heckman
Its:	Chief Executive Officer

[Signature Page to Employee Leasing Agreement]